UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

INHIBRX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INHIBRX, INC.
11025 N. Torrey Pines Road, Suite 200
La Jolla, California 92037
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Inhibrx, Inc., a Delaware corporation (the “Company”), to be held at 10:00 a.m. Pacific Time on Monday, June 7, 2021. Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders, directors, management, and personnel, the Annual Meeting will be held online in a virtual format. You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting by registering at https://www.proxydocs.com/INBX and entering your control number included in the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting or proxy card that you receive. Details regarding the Annual Meeting, the business to be conducted at the Annual Meeting, and information about the Company that you should consider when you vote your shares are described in the accompanying Proxy Statement.
The Annual Meeting will be held for the following purposes:
(1)To elect one Class I director, nominated by our Board of Directors, to serve until our 2024 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal; and
(2)To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. The Annual Meeting will be entirely virtual. Stockholders will not be able to attend the Annual Meeting in person. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K, and form of proxy card) are also available to you via the Internet at https://www.proxydocs.com/INBX, using the control number provided with your materials.
The record date for the Annual Meeting is April 8, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Our Notice of 2021 Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at https://www.proxydocs.com/INBX.

By Order of the Board of Directors,

Leah Pollema
VP, General Counsel and Corporate Secretary
La Jolla, California
April 28, 2021

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting online, we urge you to submit your proxy in advance to ensure your shares are represented. This will not affect your right to participate in the Annual Meeting and to vote your shares at that time. For additional information on voting and participating in the Annual Meeting, please see “General Information about the Annual Meeting and Voting” on page 1.

INHIBRX, INC.
11025 N. Torrey Pines Road, Suite 200
La Jolla, California 92037

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
To be held on Monday, June 7, 2021
This Proxy Statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, contains information about the 2021 Annual Meeting of stockholders of Inhibrx, Inc. (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 10:00 a.m. Pacific Time on Monday, June 7, 2021. The Annual Meeting will be held in a virtual-only meeting format, via live webcast. In this Proxy Statement, we refer to Inhibrx, Inc. as “Inhibrx,” “the Company,” “we,” and “us.” This Proxy Statement relates to the solicitation of proxies by the Board of Directors of Inhibrx (the “Board of Directors” or the “Board”) for use at the Annual Meeting.
On or about April 28, 2021, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting (the “Notice of Internet Availability”) containing instructions on how to access our Proxy Statement for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why is the Company soliciting my proxy?
Our Board of Directors is soliciting your proxy to vote at the Annual Meeting to be held virtually at 10:00 a.m. Pacific Time on Monday, June 7, 2021, and any adjournments or postponements of the Annual Meeting. This Proxy Statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.
We have made available to you on the Internet or have sent you this Proxy Statement, the Notice of 2021 Annual Meeting of Stockholders, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 because you owned shares of our common stock on April 8, 2021, the record date for the Annual Meeting (the “Record Date”). We intend to commence distribution of the Notice of Internet Availability and, if applicable, proxy materials, to stockholders on or about April 28, 2021.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting, and help to conserve natural resources. If you received the Notice of Internet Availability by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice of Internet Availability. Instead, the Notice of Internet Availability instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this Proxy Statement.
Why are you holding a virtual Annual Meeting?
Due to the continuing public health impact of COVID-19 and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. There will be no physical location for the Annual Meeting. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. For example, the virtual format allows stockholders to communicate with us in advance of and during the Annual Meeting so they can ask questions of our Board of Directors or management, as time permits.

How do I access the virtual Annual Meeting?
Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on the Record Date may attend and participate in the Annual Meeting, including voting and asking questions during the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

In order to attend the Annual Meeting, you must register at www.proxydocs.com/INBX. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee as part of the registration process.

On the day of the Annual Meeting, June 7, 2021, stockholders may begin to log in to the Annual Meeting 15 minutes prior to the start of the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time.
Will I be able to ask questions and have these questions answered during the virtual Annual Meeting?
Stockholders may submit questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging in to the virtual meeting platform at https://www.proxydocs.com/INBX, typing your question into the ‘‘Ask a Question” field, and clicking ‘‘Submit.” Please submit any questions before the start time of the Annual Meeting. Appropriate questions related to the business of the Annual Meeting (the proposals being voted on) will be answered during the Annual Meeting, subject to time constraints. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related to rules of conduct, and other materials for the Annual Meeting will be available at https://www.proxydocs.com/INBX.
What happens if there are technical difficulties during the Annual Meeting?
    We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.
Who may vote?
Only stockholders of record at the close of business on April 8, 2021 will be entitled to vote at the Annual Meeting. On this Record Date, there were 37,810,351 shares of our common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 8, 2021, your shares of our common stock were registered directly in your name with our stock transfer agent, Continental Stock Transfer & Trust (our “Transfer Agent”), then you are a stockholder of record.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 8, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may be required to obtain a valid proxy from your broker or other agent to vote your shares at the Annual Meeting. Please follow the instructions you receive from your brokerage firm, bank, dealer, or other similar organization.
You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.
How many votes do I have?
Each share of our common stock that you own entitles you to one vote.

How do I vote?
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone.
For the election of our Class I director (Proposal 1), you may either vote “FOR” the nominee to the Board or you may “WITHHOLD” your vote. For the ratification of the selection of our independent registered public accounting firm (Proposal 2), you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board of Directors’ recommendation as noted below. Voting by proxy will not affect your right to attend the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If your shares are registered directly in your name through our Transfer Agent, or you have stock certificates registered in your name, you may vote:
•By Internet.
◦Prior to the Annual Meeting. Follow the instructions included in the Notice of Internet Availability or, if you received printed materials, in the proxy card to vote over the Internet prior to the Annual Meeting.
◦During the Annual Meeting. Attend the Annual Meeting by visiting https://www.proxydocs.com/INBX and follow the instructions posted there. Please have your control number from the Notice of Internet Availability to join the Annual Meeting.
•By telephone. Follow the instructions included in the Notice of Internet Availability or, if you received printed materials, in the proxy card, to vote by telephone.
•By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating, and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our Board’s recommendations as noted below. Your proxy card must be received on or before June 6, 2021 to be counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, because you are not the stockholder of record, you may not vote your during the Annual Meeting unless you request and obtain a proxy from your broker or other agent.
How does our Board of Directors recommend that I vote on the proposals?
Our Board recommends that you vote as follows:
•Proposal 1: “FOR” the election of the nominee for director; and
•Proposal 2: “FOR” the ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for our fiscal year ending December 31, 2021.
If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this Proxy Statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.
May I change or revoke my proxy?
If you give us your proxy, you may change or revoke it at any time before the Annual Meeting, in any one of the following ways:
•if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•by re-voting by Internet or by telephone as instructed above;
•by notifying the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•by attending the Annual Meeting and voting at the Annual Meeting. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.
Your most current vote, whether by telephone, Internet, or proxy card, is the one that will be counted.
What if I receive more than one Notice of Internet Availability or proxy card?
You may receive more than one Notice of Internet Availability or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.
Will my shares be voted if I do not vote?
If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker, or other nominee that holds your shares as described above, the bank, broker, or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this Proxy Statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker, or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.
What vote is required to approve each proposal and how are votes counted?
•Proposal 1: Election of Class I Director. The nominee for director who receives the most “FOR” votes (also known as a “plurality” of the votes cast) will be elected. You may vote either “FOR” the nominee or “WITHHOLD” your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the director. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
•Proposal 2: Ratify the Appointment of Independent Registered Public Accounting Firm. To approve Proposal 2, holders of a majority of the votes cast on the matter must vote “FOR” the proposal. For the ratification of the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the votes cast “FOR” must exceed the votes cast “AGAINST.” Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of BDO as our independent registered public accounting firm for the year ended December 31, 2021, our Audit Committee of our Board of Directors will reconsider its selection.
Is voting confidential?
We will keep all the proxies, ballots, and voting tabulations private. We allow only the inspector of elections appointed for the Annual Meeting examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results, if available, in a Current Report on Form 8-K within four business days following the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
What are the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax, or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What is a quorum requirement?
We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the Record Date are represented at the Annual Meeting either via the virtual meeting or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted with respect to such shares. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting.
Attending the Annual Meeting
This year, our Annual Meeting will be held in a virtual meeting format only. We adopted a virtual format for our Annual Meeting to make participation more convenient, safe, and accessible for our stockholders regardless of their location. To attend the virtual Annual Meeting, go to https://www.proxydocs.com/INBX shortly before the Annual Meeting time, and follow the instructions to participate. You need not attend the Annual Meeting in order to vote.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTOR
Proposal
Our Board currently consists of five members, classified into three classes as follows: (1) Jon Faiz Kayyem, Ph.D. constitutes our Class I director with a term expiring at the upcoming Annual Meeting; (2) Douglas G. Forsyth and Kimberly Manhard constitute our Class II directors with a term ending in 2022; and (3) Mark P. Lappe and Brendan P. Eckelman, Ph.D. constitute our Class III directors with a term ending in 2023. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.
Our Board of Directors has voted to nominate Jon Faiz Kayyem, Ph.D. for election at the Annual Meeting for a term of three years to serve until the 2024 annual meeting of stockholders, and until his successor is elected and qualified, or until his earlier death, resignation, or removal. The Class II directors (Douglas G. Forsyth and Kimberly Manhard) and the Class III directors (Mark P. Lappe and Brendan P. Eckelman, Ph.D.) will serve until the annual meetings of stockholders to be held in 2022 and 2023, respectively, and until their respective successors have been elected and qualified, or until their earlier death, resignation, or removal.
Unless authority to vote for the nominee is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of Jon Faiz Kayyem, Ph.D. as director. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend in that nominee’s place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.
Required Stockholder Vote and Recommendation of Our Board of Directors
A plurality of the shares voted for the nominee at the Annual Meeting is required to elect such nominee as a director.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JON FAIZ KAYYEM, PH.D. AS DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021, and has further directed that we submit the selection of BDO for ratification by our stockholders at the Annual Meeting. BDO has served as our independent registered public accounting firm since 2018. We expect a representative of BDO to be present at the Annual Meeting, during which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO for ratification by stockholders as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment of BDO, the Audit Committee will reconsider whether or not to retain BDO. In addition, even if our stockholders ratify the selection, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that a change would be in the best interests of the Company and its stockholders.
In deciding to appoint BDO, the Audit Committee reviewed auditor independence issues and existing commercial relationships with BDO and concluded that BDO has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2021.
Fees for Independent Registered Public Accounting Firm
 The following table presents the fees billed to the Company by BDO for professional services rendered for the years ended December 31, 2020 and 2019, respectively:

	2020	2019
Audit Fees	$676,300	$514,700
Audit-Related Fees	10,000	11,200
Tax Fees	17,500	11,400
All Other Fees	—	—
Total	$703,800	$537,300
Audit Fees: For the years ended December 31, 2020 and 2019, the aggregate audit fees billed by our independent registered public accounting firm were for professional services performed by BDO for the audit of our annual financial statements included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, comfort letters, and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: For the years ended December 31, 2020 and 2019, the audit-related fees consist of fees billed for professional services performed by BDO for the audit of our Schedule of Expenditures of Federal Awards.
Tax Fees: For the years ended December 31, 2020 and 2019, the tax-related fees billed by an affiliate of our independent auditors pertained to services related to tax return preparation and tax planning services.
All Other Fees: For the years ended December 31, 2020 and 2019, there were no fees billed by our independent auditors for other services, other than the fees described above.
Pre-Approval Policies and Procedures
All audit and non-audit services provided by BDO must be pre-approved by the Audit Committee. BDO will provide the Audit Committee with an engagement letter during the first half of the fiscal year, outlining the scope of the proposed services and estimated fees for the fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by BDO between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO for the years ended December 31, 2020 and 2019.

Required Stockholder Vote and Recommendation of Our Board of Directors
Approval of this proposal requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions from voting on the proposal and broker non-votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal. If our stockholders do not ratify the selection of BDO, our Board of Directors will reconsider the selection of BDO as well as other independent auditors.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

MANAGEMENT AND CORPORATE GOVERNANCE
Overview
The Company is committed to maintaining strong corporate governance practices that benefit the long-term interests of our stockholders by providing for effective oversight and management of the Company. The Board of Directors and management believe that the Company has a sound governance structure in place for both management and the Board of Directors. The Company’s corporate governance documents and policies can be accessed on the Investors page of our website at www.inhibrx.com. The Board of Directors and its committees regularly review the Company’s corporate governance documents and policies to ensure that they take into account developments at the Company, changes in regulations and listing requirements, and the continuing evolution of best practices in the area of corporate governance.
Corporate Code of Conduct and Ethics
Inhibrx has adopted a Corporate Code of Conduct and Ethics and Whistleblower Policy that applies to all of our officers, directors, and employees. The Corporate Code of Conduct and Ethics and Whistleblower Policy is available on the Governance Documents section of the Investors page on our website at www.inhibrx.com. We intend to disclose any amendments to the Corporate Code of Conduct and Ethics and Whistleblower Policy, or any waivers of our requirements, on our website to the extent required by applicable laws.
Board Leadership and Risk Oversight
We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Mark P. Lappe is our current Chief Executive Officer and our current Chairman of the Board of Directors. Our Board has determined that having an employee director serve as Chairman is in the best interests of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman of the Board combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our Board as a whole.
We do not have a lead independent director. The Chairman of the Board of Directors and the other members of the Board work in concert to provide oversight of our management and affairs. Our Board encourages communication among its members and between management and the Board to facilitate productive working relationships. Working with the other members of the Board of Directors, our Chairman also strives to ensure that there is an appropriate balance and focus among key responsibilities such as strategic development, review of operations, and risk oversight.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, but not limited to, risks relating to financial condition, therapeutic candidate development, dependence on collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, and dependence on key personnel. Management is responsible for the day-to-day management of the risks we face, while our Board as a whole, and through its committees, is responsible for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board satisfies this responsibility, in part, through reports by each committee chairperson regarding the committee’s considerations and actions. The Board also has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from the officers responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.
Director Independence
Our Board annually reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director based on whether such director satisfies the definition of “independent director” as set forth in the applicable rules of the Nasdaq Stock Market (“Nasdaq”) and the SEC. Our Board has determined that all of our directors are independent directors other than Mark P. Lappe and Brendan P. Eckelman, Ph.D., by virtue of their positions as Chief Executive Officer and Chief Scientific Officer, respectively. There are no family relationships among any of our directors or executive officers.
Stockholder Communications with the Board of Directors
The Company desires that the views of stockholders be heard by the Board of Directors, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board or any individual director may send communications directly to the Company by mail at Inhibrx, Inc., 11025 N. Torrey Pines Rd., Suite 200, La Jolla, California 92037, Attention: Corporate Secretary, or electronically using the “Send us a Message” option on the Contact Us page on our website at www.inhibrx.com. Communications will be distributed to our Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

Our Board of Directors
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that our business is to be managed by or under the direction of our Board of Directors. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. The total Board currently consists of five directors, having terms expiring at the respective annual meetings of stockholders listed below:

Class I	Class II	Class III
2021 Annual Meeting	2022 Annual Meeting	2023 Annual Meeting
Jon Faiz Kayyem, Ph.D.	Douglas G. Forsyth	Mark P. Lappe
	Kimberly Manhard	Brendan P. Eckelman, Ph.D.
As described above, on February 23, 2021, our Board of Directors accepted the recommendation of the Nominating Committee and voted to nominate Jon Faiz Kayyem, Ph.D. for election at the Annual Meeting for a term of three years to serve until the 2024 annual meeting of stockholders, and until his successor is elected and qualified, or until his earlier death, resignation, or removal.
The table below sets forth the names of the nominee and those directors whose terms do not expire this year, their ages, their positions in the Company, if any, and their length of service. Also provided below is information regarding each person’s principal occupations or employment for at least the past five years, additional public company directorships held during the past five years, and each person's specific experience, qualifications, attributes, or skills that led to our Board of Directors’ conclusion at the time of filing of this Proxy Statement that each person should serve as a director.

Name	Age	Position(s)	Director Since	Expiration of Term
Brendan P. Eckelman, Ph.D.	42	Director and Chief Scientific Officer	2010	2023
Douglas G. Forsyth	52	Director	2018	2022
Jon Faiz Kayyem, Ph.D.	57	Director	2018	2021
Mark P. Lappe	54	Chairman of the Board of Directors, President, and Chief Executive Officer	2010	2023
Kimberly Manhard	61	Director	2020	2022
Class I Directors Nominated for Election to Continue in Office until the 2024 Annual Meeting
The following persons have been nominated by our Board of Directors to be elected as a Class I director at the Annual Meeting:
Jon Faiz Kayyem, Ph.D.
Dr. Kayyem has served as a member of our Board since April 2018. Dr. Kayyem is the founder of GenMark Diagnostics, Inc. From May 2010 until February 2018, Dr. Kayyem served in various leadership positions at GenMark Diagnostics, Inc. including Senior Vice President of Research and Development, Chief Scientific Officer, President and Chief Executive Officer as the company evolved from Osmetech plc. In 2006, Dr. Kayyem founded and served as a member of the board of directors of privately held Calimmune Inc. until its acquisition by CSL Behring in 2017. In 1995, Dr. Kayyem founded Clinical Micro Sensors, Inc. to commercialize technical innovations he developed while serving as a Senior Research Fellow at The California Institute of Technology, or Caltech. In 2000, Clinical Micro Sensors, Inc. was sold to Motorola, Inc., and was subsequently purchased by Osmetech plc in 2005. From June 2000 until December 2004, Dr. Kayyem served as Vice President of Life Sciences at Motorola, Inc. In October 2004, Dr. Kayyem co-founded the biotechnology fund management company, Efficacy Capital Limited, and, until September 2009, served as a managing partner. Dr. Kayyem received a combined B.S. and M.S. in Molecular Biophysics and Biochemistry from Yale University and a Ph.D. in Molecular Biology from Caltech. We believe that Dr. Kayyem’s extensive experience as an executive and serving on other boards of directors in the biotechnology and biotherapeutic industry qualifies him to serve as a member of our Board of Directors.
Class II Directors Continuing in Office until the 2022 Annual Meeting
The following directors will continue in office until the 2022 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Company’s Amended and Restated Bylaws (the “Bylaws”):
Douglas G. Forsyth
Mr. Forsyth has served as a member of our Board since April 2018. Since 1994, Mr. Forsyth has served as a portfolio manager, a managing director and Chief Investment Officer Income & Growth Strategies with Allianz Global Investors, or

Allianz. Mr. Forsyth is also the head of the Allianz Income and Growth Strategies team. Mr. Forsyth has portfolio management, trading and research responsibilities, and oversees all aspects of the Income and Growth platform’s business, including product development and implementation. Mr. Forsyth has been the lead portfolio manager for the Allianz High Yield Bond strategy since its inception in August 1994 and assumed lead portfolio management responsibility for the firm’s Convertible strategy in 1998. In addition to management responsibility for institutional clients worldwide, Mr. Forsyth supervises multiple open-end and closed-end mutual funds. Mr. Forsyth has 29 years of investment-industry experience. Mr. Forsyth currently serves as a member of the board of directors of Live Style, a leading international music event producer, and Ticket-Sauce, Inc., an event management solutions software company. Mr. Forsyth received a Bachelor of Business Administration from the University of Iowa. We believe that Mr. Forsyth is qualified to serve as a member of our Board of Directors due to his extensive experience as an investment fund portfolio manager and his extensive business strategy experience.
Kimberly Manhard
Ms. Manhard has served as a member of our Board since June 2020. Ms. Manhard has been a member of the board of directors of Heron Therapeutics, Inc., or Heron, since October 2019 and has served as their Executive Vice President, Drug Development since 2016. She also served as a director of Heron from 2014 to 2016 until she joined the management team. Ms. Manhard has more than 25 years of experience in drug development, regulatory affairs and pharmaceutical operations. From 2006 to 2016, she served as the Senior Vice President of Regulatory Affairs and Development Operations at Ardea Biosciences, Inc., or Ardea. In her role at Ardea, Ms. Manhard was instrumental in the development and 2015 regulatory approval of lesinurad (Zurampic). Prior to joining Ardea in 2006, she was President of her own consultancy firm, Vice President of Regulatory Affairs for Exelixis, Inc. and held multiple regulatory positions at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, supporting development and commercialization of anticancer and antiviral products, including nelfinavir (Viracept). Ms. Manhard was also previously with Bristol-Myers Squibb Company in regulatory affairs, responsible for oncology compounds, including paclitaxel (Taxol) and infectious disease compounds, including didanosine (Videx) and stavudine (Zerit). Ms. Manhard began her career in clinical research with Eli Lilly and Company and G.H. Besselaar Associates (Covance Inc.). Ms. Manhard is a member of the board of trustees for the Fleet Science Center. She received a B.S. degree in zoology and a B.A. degree in French from the University of Florida. We believe that Ms. Manhard is qualified to serve on our Board of Directors due to her experience in executive management and as a director with other biotechnology and pharmaceutical companies, as well as her experience in drug development, regulatory affairs, and pharmaceutical operations.
Class III Directors Continuing in Office until 2023 Annual Meeting
The following directors will continue in office until the 2023 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:
Mark P. Lappe
Mr. Lappe co-founded Inhibrx in 2010 and has served as our Chief Executive Officer since our inception and served as our Chief Financial Officer until April 2020. Mr. Lappe also serves as the Chairman of our Board of Directors. Mr. Lappe has extensive expertise in the biotechnology industry with over thirty years of experience in executive management, investment management and executive recruiting, having built the executive teams of over forty start-up biotechnology and medical device companies. Prior to founding Inhibrx, Mr. Lappe was the founder and Managing Partner of Efficacy Biotech Fund, a fund focused on strategic investment in public biotechnology companies. We believe Mr. Lappe’s service as our co-founder and Chief Executive Officer and his extensive experience in the biotechnology and biotherapeutic industries qualifies him to serve on our Board of Directors.
Brendan P. Eckelman, Ph.D.
Dr. Eckelman co-founded Inhibrx in April 2010 and currently serves as our Chief Scientific Officer and Executive Vice President of Corporate Strategy. From August 2015 to November 2018 Dr. Eckelman served as our Chief Operating Officer and Vice President of Biotherapeutics. From 2010 until August 2015, Dr. Eckelman served as our Vice President of Scientific Operations. Dr. Eckelman has served as a member of our board of directors since April 2018. Dr. Eckelman is head of our research team, overseeing several key functional areas spanning discovery to therapeutic development. In addition, he has critical responsibilities in corporate strategy and operations. Prior to co-founding Inhibrx, Dr. Eckelman was a Research Investigator in the biotherapeutics group at the Genomics Institute of the Novartis Research Foundation. Dr. Eckelman conducted his graduate research at the Sanford-Burnham-Prebys Medical Discovery Institute and received his Ph.D. in Molecular Pathology from the University of California, San Diego, or UCSD, School of Medicine. Dr. Eckelman received his B.S. in Molecular Biology and his M.S. in Biology from UCSD. We believe Dr. Eckelman is qualified to serve on our Board of Directors because of his extensive operational business experience, his services as a co-founder and in various leadership roles within the Company, as well as his experience developing protein therapeutic candidates and biotherapeutic product candidates.

Board Meetings and Attendance
During the fiscal year ended December 31, 2020, our Board of Directors met four times and acted by written consent three times. No director attended fewer than 75% of the total number of meetings of our Board of Directors and of Board committees on which he or she served during the fiscal year ended December 31, 2020. Our Board of Directors has adopted a policy requiring that each member of the Board make every effort to attend each annual meeting of our stockholders.

Committees of our Board of Directors
Our Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each of which is described more fully below.
Audit Committee
Our Audit Committee is comprised of Douglas Forsyth, Jon Faiz Kayyem, Ph.D., and Kimberly Manhard, with Mr. Forsyth serving as the chairperson. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. Our Board has determined that Mr. Forsyth is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. The Audit Committee met three times during 2020.
Our Audit Committee’s roles and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit committee reviews annual financial statements, considers matters relating to accounting policy and internal controls, and reviews the scope of annual audits.
A copy of the Audit Committee’s written charter is publicly available on the Governance Documents section of the Investors page on our website at www.inhibrx.com. Please also see the Report of the Audit Committee set forth elsewhere in this Proxy Statement.
Compensation Committee
Our Compensation Committee is comprised of Jon Faiz Kayyem, Ph.D. and Douglas Forsyth, with Dr. Kayyem serving as the chairperson. Our Board has determined that both members of the Compensation Committee qualify as independent under the definition promulgated by Nasdaq. During 2020, the Compensation Committee did not hold a formal meeting but acted by written consent six times.
Our Compensation Committee’s roles and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing, approving, and making recommendations regarding our compensation policies, practices, and procedures to ensure that legal and fiduciary responsibilities of our Board of Directors are carried out and that such policies, practices, and procedures contribute to our success. Our Compensation Committee also administers our equity compensation plans. The Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s various compensation plans, including the selection of participants, the determination of award levels, and the approval of award documents to our non-executive officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s executive officers. The Chief Executive Officer is not present for any discussions relating to his compensation.
A copy of the Compensation Committee’s written charter is publicly available on the Governance Documents section of the Investors page on our website at www.inhibrx.com.
Nominating and Governance Committee
Our Nominating and Governance Committee is comprised of Douglas Forsyth and Kimberly Manhard, with Mr. Forsyth serving as the chairperson. Our Board has determined that both members of the Nominating and Governance Committee qualify as independent under the definition promulgated by Nasdaq. The Nominating and Governance Committee did not meet separately during 2020 but governance matters were discussed and considered at the full Board level.
The Nominating and Governance Committee’s responsibilities are set forth in the committee’s written charter and include, among other matters:
•evaluating and making recommendations to the full Board as to the composition, organization, and governance of the Board and its committees,
•evaluating, nominating, and recommending individuals for membership on our Board of Directors,
•periodically reviewing and evaluating director performance,
•overseeing the process for CEO and other executive officer succession planning, and

•developing and recommending governance policies and guidelines for the Company.
Identifying and Evaluating Director Nominees. Generally, our Nominating and Governance Committee considers director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms, or other appropriate sources. Once identified, the Nominating and Governance Committee will evaluate a candidate’s qualifications in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors, appended to our Nominating and Governance Committee’s charter. Threshold criteria include: personal integrity and ethical values, business and professional skills and experience, independence, knowledge of our industry, absence of material conflicts of interest, diversity, and commitment to enhancing the long-term value of the Company for our stockholders. Our Nominating and Governance Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees; however, the Nominating and Governance Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, race, gender, and ethnicity on our Board of Directors.
Stockholder Nominations for Director. If a stockholder wishes to propose a candidate for consideration as a nominee for election to our Board of Directors, they must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this Proxy Statement. In general, persons recommended by stockholders will be evaluated on the same basis as any recommendation from members of the Board of Directors or management of the Company. Any such recommendation should be made in writing to the Nominating and Governance Committee, care of our Corporate Secretary at our principal office, and should be accompanied by information related to (i) the proposed nominee, as well as (ii) the recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made, in each case as set forth in detail in our Bylaws.
We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date, we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting in accordance with the nominating procedures set forth in our Bylaws and Nominating and Governance Committee charter.
A copy of the Nominating and Governance Committee’s written charter is publicly available on the Governance Documents section of the Investors page on our website at www.inhibrx.com.
Our Executive Officers
As of the date of this proxy, our current executive officers and their respective ages and positions are set forth in the following table:

Name	Age	Position
Mark P. Lappe (1)	54	Chief Executive Officer and President
Klaus W. Wagner, M.D., Ph.D.	49	Chief Medical Officer
Brendan P. Eckelman, Ph.D. (2)	42	Chief Scientific Officer
Kelly Deck, C.P.A.	41	Chief Financial Officer
________________
(1) Mr. Lappe is also a director of the Company and his biographical information appears on page 11.
(2) Dr. Eckelman is also a director of the Company and his biographical information appears on page 11.
Klaus W. Wagner, M.D., Ph.D.
Dr. Wagner has served as our Chief Medical Officer since August 2015 and leads the clinical translation of our biotherapeutic pipeline. From November 2012 until August 2015, Dr. Wagner served as medical oncologist at Banner MD Anderson Cancer Center and as Adjunct Assistant Professor, Department of Thoracic, Head & Neck Medical Oncology at MD Anderson Cancer Center, where he lead cancer immunotherapy trials as the local principal investigator. From July 2009 until September 2011, Dr. Wagner trained at MD Anderson Cancer Center as a fellow in Medical Oncology. Dr. Wagner’s scientific work at Genentech, Inc. and the Genomics Institute of the Novartis Research Foundation focused on drug discovery and predictive biomarker development. Dr. Wagner received the highest academic honors and was a scholar of the German Academic Scholarship Foundation. Dr. Wagner received his M.D. and Ph.D. from the Friedrich-Alexander University of Erlangen in Germany.

Kelly D. Deck, C.P.A.
Ms. Deck leads our accounting, finance, information technology, and investor relations functions. She joined Inhibrx in October 2018, bringing over 15 years of experience in the life science industry. Prior to joining our team, Ms. Deck held various accounting and finance positions of increasing responsibility with Apricus Biosciences, Inc., Hologic, Inc., Gen-Probe, Inc., and Cytori Therapeutics, Inc. Ms. Deck holds a B.S. and M.S. in Accounting and is an active licensed Certified Public Accountant in the state of California.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Table
The following table sets forth a summary of the compensation earned by our non-employee directors for their service on our Board during the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas G. Forsyth.	$—	$—	$—	$—	$—
Jon Faiz Kayyem, Ph.D.	$—	$—	$—	$—	$—
Kimberly Manhard	$—	$—	$315,175	$—	$315,175
Judith Li (4)	$—	$—	$—	$—	$—
________________
(1)Our Non-Employee Director Compensation Plan providing for cash compensation to directors became effective on January 1, 2021. Accordingly, no cash amounts were earned or paid during 2020.
(2)These amounts represent the grant date fair value of time-based stock option awards granted by the Company during the periods presented, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see “Note 7 – Equity Compensation Plans” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.
(3)Excludes amounts reimbursed for out-of-pocket expenses incurred in connection with service as a director.
(4)Ms. Li is a former member of our Board of Directors, serving from May 2018 until June 2020.
Non-Employee Director Compensation - Equity
As of December 31, 2020, non-employee directors held options to purchase shares of our common stock pursuant to the terms of our 2017 Plan (defined below) as follows:

Name	Stock Awards Outstanding at December 31, 2020 (#)	Option Awards Outstanding at December 31, 2020 (#)(2)
Douglas G. Forsyth.	—	17,259
Jon Faiz Kayyem, Ph.D.	—	17,259
Kimberly Manhard	—	20,759
Judith Li (1)	—	17,259
________________
(1)Ms. Li is a former member of our Board of Directors, serving from May 2018 until June 2020. Upon Ms. Li’s cessation of services in June 2020, 10,787 of the shares subject to the option were forfeited, which forfeiture is not reflected in the share totals above.
(2)These amounts give effect to a one-for-1.7382 reverse stock split effected on August 11, 2020 in connection with our initial public offering.

Non-Employee Director Compensation Policy
We have adopted a Non-Employee Director Compensation Policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the Non-Employee Director Compensation Policy, each non-employee director is eligible to receive the following amounts for their service on our Board of Directors:
•Initial Stock Option Grant. For new non-employee directors, a stock option to purchase 30,000 shares of the Company’s common stock.
•Annual Stock Option Grants. A stock option to purchase 15,000 shares of the Company’s common stock, on the date of the first Board meeting held following the Company’s annual meeting of stockholders in each year commencing in 2021.
•Annual Fees. Annual retainers in the following amounts, payable quarterly in arrears, commencing on January 1, 2021:

Position	Retainer
Board Member	$35,000
Board Chairperson	$35,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Chair	$8,000
Audit Committee Member	$7,500
Compensation Committee Member	$5,000
Nominating and Governance Committee Member	$4,000
All options granted under our Non-Employee Director Compensation Policy will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and terminate on the tenth anniversary of the date of grant. Subject to the continued service of each non-employee director, each annual stock option grant vests on the first anniversary of the date of grant and each initial stock option grant vests in equal monthly installments until the third anniversary of the date of grant.
Directors may be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our Certificate of Incorporation and Bylaws.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth a summary of cash and non-cash compensation awarded, earned, or paid for services rendered to us during the fiscal years ended December 31, 2020 and 2019 by our named executive officers, consisting of (i) each individual serving as principal executive officer during the fiscal year ended December 31, 2020 and (ii) our other two most highly compensated officers serving during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark P. Lappe	2020	530,000	—	—	331,455	7,500	868,955
Chief Executive Officer and President	2019	450,000	—	—	225,000	189,000	864,000
Klaus W. Wagner, M.D., Ph.D.	2020	396,000	—	376,682	198,074	6,000	976,756
Chief Medical Officer	2019	360,000	—	—	144,000	14,000	518,000
Brendan P. Eckelman, Ph.D.	2020	390,000	—	—	195,082	4,667	589,749
Chief Scientific Officer	2019	350,000	—	—	140,000	189,000	679,000
________________
(1)These amounts represent the grant date fair value of time-based stock option awards granted by the Company during the periods presented, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see “Note 7 – Equity Compensation Plans” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. Awards issued to Dr. Wagner during the year ended December 31, 2020 are reflected in the “Outstanding Equity Awards as of December 31, 2020” table below.
(2)These amounts represent performance-based cash bonuses earned during the year ended December 31, 2020, to be paid out during the first quarter of 2021. The annual performance-based cash bonus for each named executive officer is defined within their respective employment agreement and is measured based upon the achievement of Company objectives for the periods presented.
(3)These amounts represent matching contributions to the Company’s 401(k) retirement plan. The formula for determining the matching contributions is the same for named executive officers as it is for all salaried employees (and is subject to the same statutory maximum). The amounts reported in this column for Mr. Lappe and Dr. Eckelman in 2019 also reflect discretionary, one-time cash payments for reimbursement of personal tax obligations created by the Company’s reorganization in 2018.
Narrative Disclosure to Summary Compensation Table
Employment Arrangements with our Named Executive Officers
We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. Except as noted below, these executive employment agreements provide for “at will” employment. In addition, each named executive officer has entered into a Proprietary Information and Inventions Assignment Agreement obligating the officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.
Employment Agreement with Mark P. Lappe
On January 1, 2019, we entered into an employment agreement with Mark P. Lappe setting forth the terms and conditions of his employment with the Company. Mr. Lappe was entitled to an annual base salary of $450,000 and eligible to receive an annual bonus of up to 50% of his then-current base salary based on achievement of certain corporate goals. In addition, in consideration of the payments and benefits provided under his employment agreement, Mr. Lappe agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Lappe’s employment and for 12 months thereafter.
Mr. Lappe is also entitled to certain severance and change in control benefits pursuant to his employment agreement, the terms of which are described below under “Potential Payments upon Termination or Change of Control.”

On August 7, 2020, Mr. Lappe entered into amended and restated employment agreement, pursuant to which his annual base salary increased to $650,000 per year. All other terms remain the same as the prior agreement.
Employment Agreement with Klaus W. Wagner, M.D., Ph.D.
On January 1, 2019, we entered into an employment agreement with Klaus W. Wagner, M.D., Ph.D. setting forth the terms and conditions of his employment with the Company. Dr. Wagner was entitled to an annual base salary of $360,000 and eligible to receive an annual bonus of up to 40% of his then-current base salary based on achievement of certain corporate goals. In addition, in consideration of the payments and benefits provided under his employment agreement, Dr. Wagner agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Wagner’s employment and for 12 months thereafter.
Dr. Wagner is also entitled to certain severance and change in control benefits pursuant to his employment agreement, the terms of which are described below under “Potential Payments upon Termination or Change of Control.”
On August 7, 2020, Dr. Wagner entered into amended and restated employment agreement, pursuant to which his annual base salary increased to $450,000 per year. All other terms remain the same as the prior agreement, other than payments upon termination or change of control, which are described below.
Employment Agreement with Brendan Eckelman, Ph.D.
On January 1, 2019, we entered into an employment agreement with Brendan P. Eckelman, Ph.D. setting forth the terms and conditions of his employment with the Company. Dr. Eckelman was entitled to an annual base salary of $350,000 and eligible to receive an annual bonus of up to 40% of his then-current base salary based on achievement of certain corporate goals. In addition, in consideration of the payments and benefits provided under his employment agreement, Dr. Eckelman agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Eckelman’s employment and for 12 months thereafter.
Dr. Eckelman is also entitled to certain severance and change in control benefits pursuant to his employment agreement, the terms of which are described below under “Potential Payments upon Termination or Change of Control.”
On August 7, 2020, Dr. Eckelman entered into amended and restated employment agreement, pursuant to which his annual base salary increased to $450,000 per year. All other terms remain the same as the prior agreement, other than payments upon termination or change of control, which are described below.
Potential Payments Upon Termination or Change In Control
The employment agreements of Mr. Lappe, Dr. Wagner, and Dr. Eckelman provide for the following severance payments upon termination by the Company without Cause (as defined below), or by the executive for Good Reason (as defined below): (i) payment of his then-current base salary for a period of 12 months following termination; (ii) acceleration of unvested equity awards that would have vested during the 12 months following the date of termination; and (iii) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by the Company and the executive as in effect on his last day of employment until the earlier of 12 months from termination or the date the executive becomes eligible for medical benefits with another employer.
Further, the agreements provide that upon termination by the Company without Cause or by the executive for Good Reason within a period of one year following a Change of Control (as defined below), or 90 days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, the executive would be entitled to receive: (i) a lump sum payment equal to 18 months of his then-current base salary; (ii) a lump sum payment equal to 1.5 times the target bonus for the year of termination; (iii) acceleration of all unvested equity awards as of the date of termination; and (iv) continued coverage under our group health insurance plan with the cost of such coverage shared in the same relative proportion by the Company and the executive as in effect on his last day of employment until the earlier of 18 months from termination or the date the executive becomes eligible for medical benefits with another employer. Payment in each case would be subject to the executive’s execution of a release satisfactory to us following such termination. In addition, if the executive’s employment terminated as a result of disability or death, he would be entitled to receive a pro-rated target bonus for the period during which the executive was employed in the year of termination.
The following definitions apply to the severance terms under each executive’s amended and restated employment agreement:
“Cause” means (i) the executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) the executive’s willful failure or refusal to comply with lawful directions of such executive’s supervisor, which failure or refusal continues for more than five business days after written notice is given to the executive by such executive’s supervisor, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by the executive of a material written company policy applicable to the executive or the executive’s covenants and/or obligations under his or her employment agreement, provided that the breach is not cured within 5 business days; and/or (iv) misconduct by the executive that materially damages us or any of our affiliates.
“Good Reason” means (i) relocation of the executive’s principal business location to a location more than 30 miles from the executive’s then-current business location; (ii) a material diminution in the executive’s duties, authority or responsibilities; (iii) a material reduction in the executive’s base salary; or (iv) willful and material breach by us or our covenants and/or obligations under the executive’s employment agreement.
“Change of Control” means the occurrence of any of the following events: (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; (ii) a merger or consolidation of the company other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (iii) our stockholders approve an agreement for the sale or disposition by the Company of all or substantially all of our assets; or (iv) a change in the composition of our Board of Directors, as a result of which fewer than a majority of the directors are incumbent directors.
The following table sets forth the amounts payable to each of our current named executive officers based on an assumed termination as of December 31, 2020 based upon certain designated events.

Name	Cash Severance	Health and Other Insurance Benefits	Stock Options (Unvested and Accelerated)	Total
Mark P. Lappe
Termination for reasons other than Cause, death or Disability, or for Good Reason	$650,000	$25,107	$—	$675,107
Termination in connection with a Change of Control	$1,372,746	$37,660	$—	$1,410,406
Brendan P. Eckelman, Ph.D.
Termination for reasons other than Cause, death or Disability, or for Good Reason	$450,000	$25,107	$—	$475,107
Termination in connection with a Change of Control	$909,098	$37,660	$—	$946,758
Klaus W. Wagner, M.D., Ph.D.
Termination for reasons other than Cause, death or Disability, or for Good Reason	$450,000	$26,380	$621,758	$1,098,138
Termination in connection with a Change of Control	$912,689	$39,569	$1,679,821	$2,632,079
Elements of Compensation
Base Salary
The Compensation Committee of our Board of Directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, role, responsibilities, skills, and experience.
For the year ended December 31, 2019 and through August 6, 2020, the annual base salaries for each of Mr. Lappe, Dr. Wagner, and Dr. Eckelman were $450,000, $360,000 and $350,000, respectively. Effective as of August 7, 2020, the annual base salaries for each of Mr. Lappe, Dr. Wagner, and Dr. Eckelman were increased to $650,000, $450,000 and $450,000, respectively.
Annual Performance Bonus

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall Company performance in a given year. Corporate goals are established by the Compensation Committee with input from senior management. The target annual cash bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities, and potential impact on the Company’s performance.
The Compensation Committee considers the Company’s overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. The annual cash bonus for each executive officer is based 100% on overall Company performance. The Compensation Committee retains the ability to apply discretion in making adjustments to the final bonus payouts.
The evaluation of Company performance for 2020 bonus purposes was based on the achievement, or failure to achieve, a set of weighted performance goals. The Company’s 2020 performance goals generally fell into the categories of executing on the progression of our clinical programs, obtaining sufficient funding through various methods, expanding existing and new business development relationships, and increasing the visibility of the Company to outside investors and the public. For fiscal year 2020, the Compensation Committee determined that the Company achieved 125% of the performance goals and thus the executive officers should be paid their bonuses at 125% of the targeted levels. Accordingly, the following table sets forth the target bonus for each of the named executive officers for fiscal year 2020 and the resulting incentive payout, based on the level of achievement of the 2020 corporate goals:

Name	Title	Fiscal Year 2020 Incentive Bonus Rate at Target	2020 Evaluation of Company Performance	Final Ratio Incentive Bonus as a Percentage of Base Salary	Fiscal Year 2020 Incentive Bonus Award ($)
Mark P. Lappe	Chief Executive Officer and President	50%	125%	63%	$331,455
Klaus W. Wagner, M.D., Ph.D.	Chief Medical Officer	40%	125%	50%	$198,074
Brendan P. Eckelman, Ph.D.	Chief Scientific Officer	40%	125%	50%	$195,082
Equity-Based Compensation
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership opportunity, and help to align the interests of our executive officers and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention. Accordingly, our Compensation Committee periodically reviews the equity incentive compensation of our executives and other employees, including our named executive officers, and from time to time may grant equity incentive awards to them in the form of stock options.
Outstanding equity awards of our named executive officers as of December 31, 2020 are reflected in the “Outstanding Equity Awards as of December 31, 2020” table below. Additionally, in January 2021, we granted Mr. Lappe, Dr. Wagner, and Dr. Eckelman options to purchase up to 145,000, 120,000, and 40,000 shares of our common stock, respectively, at an exercise price of $33.63 per share pursuant to our Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (our “2017 Plan”).
Rule 10b5-1 Trading Plans
Certain of our employees, including directors and executive officers, have adopted, or may in the future adopt, written plans, known as Rule 10b5-1 Plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 Plan, a broker executes trades pursuant to parameters established by the individual when entering into the plan, without further direction from the individual. The individual may amend or terminate the 10b5-1 Plan in limited circumstances.

401(k) Retirement Plan
We maintain a tax-qualified retirement plan that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100%

vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Our retirement plan is intended to qualify under Section 401(a) of the Code. Our plan authorizes employer safe harbor matching contributions up to 5% of an employee’s annual compensation, which were suspended beginning in the second quarter of 2020 and reinstated at the beginning of 2021.
Health and Welfare Benefits
Our named executive officers are eligible to participate in our employee benefit plans and programs, which include medical, dental, and vision benefits, life and disability insurance, and wellness and tuition reimbursement, to the same extent as our other full-time employees generally, subject to the terms and eligibility requirements of those plans and programs.

Outstanding Equity Awards as of December 31, 2020
The following table shows certain information regarding outstanding equity awards as of December 31, 2020 for our named executive officers:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mark P. Lappe	—	—	—	—	—
Klaus W. Wagner, M.D., Ph.D.	35,956	33,080	—	$10.52	11/26/2028	(1)
	—	43,148	—	$11.25	4/21/2030	(2)
Brendan P. Eckelman, Ph.D.	—	—	—	—	—
________________
(1)This stock option grant was made pursuant to our 2017 Plan with the following vesting schedule: 25% of the shares vested on the first anniversary of the vesting commencement date, or November 26, 2019, and 1/48th of the shares vest monthly thereafter.
(2)This stock option grant was made pursuant to our 2017 Plan with the following vesting schedule: 25% of the shares vested on the first anniversary of the vesting commencement date, or April 21, 2021, and 1/48th of the shares vest monthly thereafter.

Equity Compensation Plan Information
The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	2,524,956	$11.80	475,044
Equity compensation plans not approved by security holders	—	—	—
Total	2,524,956	$11.80	475,044	(2)
________________
(1)This consists of only our 2017 Plan.
(2)The reserve for shares available under our 2017 Plan will be increased on the first fiscal day of each year of the Company during the period beginning in fiscal year 2021, and ending on the second day of fiscal year 2030, in an amount equal to the lesser of (i) 4% of the number of outstanding shares of common stock on such date and (ii) an amount determined by the 2017 Plan administrator. Notwithstanding the foregoing, the maximum number of shares that may be issued as incentive stock options under the 2017 Plan is 60,000,000.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board of Directors, which consists entirely of directors who meet the independence and experience requirements of Nasdaq, has furnished the following report:
The Audit Committee assists our Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements, and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in its charter, which is publicly available on the Governance Documents section of the Investors page on our website at www.inhibrx.com. The Audit Committee reviews and reassesses the charter annually and recommends any changes to our Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2020, the Audit Committee took the following actions:
•Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management and our independent registered public accounting firm;
•Discussed with our independent registered public accounting firm the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with Audit committees; and
•Received written disclosures and the letter from our independent registered public accounting firm regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the Audit Committee and the Audit Committee further discussed with our independent registered public accounting firm their independence. The Audit Committee also considered the status of pending litigation, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.
Based on the Audit Committee’s review of the audited financial statements and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INHIBRX, INC.

Douglas G. Forsyth, Chairperson
Jon Faiz Kayyem, Ph.D.
Kimberly Manhard

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2021 (the Record Date) by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each of our directors, director nominees, and named executive officers (as disclosed in this Proxy Statement); and (iii) all of our executive officers, directors, and director nominees as a group. Unless otherwise indicated in the table or the footnotes to the following table, each person named in the table has sole voting and investment power and such person’s address is c/o Inhibrx, Inc., 11025 N. Torrey Pines Rd., Suite 200, La Jolla, California 92037.
We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from Company records and filings with the SEC on or before April 8, 2021. In cases of holders who are not directors, director nominees, and named executive officers, Schedules 13G or 13D filed with the SEC (and, consequently, ownership reflected here) often reflect holdings as of a date prior to April 8, 2021. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty (60) days of April 8, 2021. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual.
Applicable percentages are based on 37,810,351 shares of common stock outstanding as of April 8, 2021, as adjusted as required by the rules promulgated by the SEC.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Common Shares		Percent of Common Shares
5% or Greater Stockholders
LAV Summit Limited	2,479,899	(2)	6.6%
Quinn L. Deveraux, Ph.D.	2,600,304	(3)	6.9%
Entities affiliated with Viking Global Investors LP	5,305,866	(4)	14.0%
Entities affiliated with RA Capital Healthcare Fund LP	2,129,003	(5)	5.6%
Named Executive Officers and Directors
Mark P. Lappe	3,149,714	(6)	8.3%
Brendan P. Eckelman, Ph.D.	2,715,953	(7)	7.2%
Jon Faiz Kayyem, Ph.D.	3,406,888	(8)	9.0%
Douglas G. Forsyth	609,044	(9)	1.6%
Klaus W. Wagner, M.D., Ph.D.	269,983	(10)	* %
Kimberly Manhard	—	(11)	* %
All current executive officers and directors as a group (7 persons)	10,211,269	(12)	27.0%
________________
* Indicates beneficial ownership of less than 1%.
(1)Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. Unless otherwise indicated and subject to community property laws where applicable, the individuals named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(2)Consists of 2,473,431 shares of common stock held by LAV Summit Limited (“LAV SL”). Dr. Yi Shi is the managing partner of LAV SL. Dr. Shi disclaims beneficial ownership of the shares held by LAV SL, except to the extent of his pecuniary interest therein. Dr. Shi may be deemed to have voting and investment power with respect to the securities held by LAV SL. Ms. Judith Li, a former member of our board of directors serving from May 2018 until June 2020, is a Partner at LAV SL’s General Partner, Lilly Asia Ventures (“LAV”), a biomedical venture capital firm. Ms. Li disclaims beneficial ownership of the shares held by LAV SL, except to the extent of her pecuniary interest therein. The address for LAV SL is Unit 902-904, Two Chinachem Central, 26 Des Voeux Road Central, Hong Kong. Also includes 6,468 vested options to purchase shares of common stock pursuant to the terms of the 2017 Plan granted to Ms. Li in her prior capacity as a board member.
(3)Consists of 2,600,304 shares of common stock.

(4)Consists of 3,878,559 shares of common stock held by DRAGSA 50 LLC (“DRAGSA 50”) and 1,427,307 shares of common stock held by Viking Global Opportunities Illiquid Investments Sub-Master LP (“VGOP”). Viking Global Investors LP (“VGI”) provides managerial services to DRAGSA 50 and VGOP. The membership interests of DRAGSA 50 are held by DRAGSA 49 LLC (“DRAGSA 49”) and VGOP. Viking Global Opportunities GP LLC (“Opportunities GP”) is the general partner of VGOP and Viking Global Opportunities Intermediate LP. Viking Global Opportunities Intermediate LP is the sole member of DRAGSA 49. Opportunities GP serves as the sole member of Viking Global Opportunities Portfolio GP LLC (“Opportunities Portfolio GP”). Opportunities Portfolio GP serves as the general partner of VGOP. DRAGSA 50 has the authority to dispose of and vote the shares of common stock directly owned by it. VGOP has the authority to dispose of and vote the shares of common stock directly owned by it. Opportunities Portfolio GP and VGI both have the authority to dispose of and vote the shares of common stock directly owned by DRAGSA 50 and VGOP. Mr. O. Andreas Halvorsen, Mr. David C. Ott and Ms. Rose S. Shabet, as Executive Committee Members of Viking Global Partners LLC, general partner of VGI and Opportunities GP have shared authority to dispose of and vote the shares of common stock beneficially owned by VGI and Opportunities GP. None of Mr. Halvorsen, Mr. Ott and Ms. Shabet directly owns any shares of common stock. The address for these entities is 55 Railroad Ave, Greenwich, CT 06830.
(5)Consists of (i) 1,736,263 shares of common stock held by RA Capital Healthcare Fund LP (the “Fund”) and (ii) 392,740 shares of common stock held by a separately managed account ("the Account"). RA Capital Healthcare Fund GP, LLC is the general partner of the Fund. The general partner of RA Capital Management, L.P. (“RA Capital”) is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and the Account. RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by the Fund and the Account. RA Capital, Dr. Kolchinsky and Mr. Shah disclaim beneficial ownership of the securities listed above except to the extent of any pecuniary interest therein. The address for the individuals and entities listed above is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.
(6)Consists of (i) 2,590,252 shares of common stock held by The Lappe Family Trust, (ii) 59,462 shares of common stock held by The Mark Paul Lappe Roth IRA, and (iii) 500,000 shares of common stock held by The Lappe Descendants’ Trust-SD DTD 12-21-20.
(7)Consists of (i) 2,555,953 shares of common stock held by the Eckelman Living Trust dated February 5, 2014, of which Dr. Eckelman is the trustee, (ii) 80,000 shares of common stock held by a trust for the benefit of Dr. Eckelman’s immediate family, and (iii) 80,000 shares of common stock held by a trust for the benefit of Dr. Eckelman’s immediate family.
(8)Consists of 3,396,101 shares of common stock held by The Jon F. Kayyem and Paige Gates-Kayyem Family Trust. Also includes 10,787 options to purchase shares of common stock that are exercisable as of April 8, 2021 or that will become exercisable within 60 days after such date pursuant to the terms of the 2017 Plan.
(9)Consists of 598,257 shares of common stock held by the Douglas G. Forsyth and Rosanna Forsyth as Co-Trustees of the Forsyth Family Trust, Dated July 20, 2001. Also includes 10,787 options to purchase shares of common stock that are exercisable as of April 8, 2021 or that will become exercisable within 60 days after such date pursuant to the terms of the 2017 Plan.
(10)Consists of 215,150 shares of common stock. Also includes 54,833 options to purchase shares of common stock that are exercisable as of April 8, 2021 or that will become exercisable within 60 days after such date pursuant to the terms of the 2017 Plan.
(11)No options to purchase shares of common stock are exercisable as of April 8, 2021 or will become exercisable within 60 days after such date pursuant to the terms of the 2017 Plan.
(12)See footnote 2 and footnotes 6 through 11. Also includes 59,687 options to purchase shares of common stock that are exercisable as of April 8, 2021 or that will become exercisable within 60 days after such date pursuant to the terms of the 2017 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures on Related Party Transactions
We have adopted a policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock, or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee is to consider all available information deemed relevant by the Audit Committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.
Related Party Transactions
LAV Summit Limited, a limited company (“LAV SL”), is a principal shareholder owning more than 5% of the Company’s outstanding equity interest as of December 31, 2020. Due to this equity ownership, LAV SL is considered a related party. Moreover, Judith Li, a former member of the Company’s Board of Directors, is a Partner at LAV SL’s General Partner, Lilly Asia Ventures, a biomedical venture capital firm (“LAV”).
In June 2017, the Company entered into a license agreement with Transcenta Holding, Ltd. (formerly Hangzhou Just Biotherapeutics Co., Ltd.) (“Transcenta”). LAV, through one of its funds, holds a significant equity ownership position in Transcenta. During the year ended December 31, 2020, the Company recorded no revenue related to this agreement. During the year ended December 31, 2019, the Company recorded revenue of $1.0 million related to this agreement.
In February 2018, the Company entered into a license agreement with Elpiscience Biopharmaceuticals, Inc. (“Elpiscience”) related to PD-L1 and 4-1BB. LAV, through one of its funds, holds a significant equity ownership position in Elpiscience, and the Venture Partner of LAV is the CEO, Founder, and Director at Elpiscience. Accordingly, the Company identifies Elpiscience as a related party. Under this agreement, the Company is entitled to reimbursement for certain chemistry, manufacturing and controls (“CMC”) costs and toxicology expenses incurred for which Elpiscience has paid the Company $4.7 million as of December 31, 2020. During the years ended December 31, 2020 and 2019, the Company recorded no revenue related to this agreement.
In April 2018, the Company entered into a separate license agreement with Elpiscience related to OX40. Under this agreement, the Company is entitled to reimbursement for certain CMC and toxicology expenses incurred for which Elpiscience has paid the Company approximately $5.2 million as of December 31, 2020. During the year ended December 31, 2020, the Company recorded revenue of $2.0 million related to this agreement. During the year ended December 31, 2019, the Company recorded no revenue related to this agreement.
In July 2020, the Company entered into a cost sharing agreement with Elpiscience related to OX40. Under this agreement, the Company is entitled to reimbursement for certain formulation development costs. Through December 31, 2020, the Company has not received any reimbursements related to this agreement.
For further discussion of the above agreements, see “Note 8 – License and Grant Revenues” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.
During the years ended December 31, 2020 and 2019, there were no other transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements with our executive officers and non-employee directors described in “Executive Compensation” and “Director Compensation,” respectively.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2022 annual meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company’s Corporate Secretary on or before December 29, 2021.
Stockholders who intend to present a proposal or director nominee at the 2022 annual meeting of stockholders without inclusion of such proposal in our proxy materials for the 2022 annual meeting are required to provide notice of such proposal within the time periods and in the manner set forth in our Bylaws. All stockholder proposals, including nominations for election of directors and proposals of other business to be conducted at the 2022 annual meeting, must be submitted between February 7, 2022 and March 9, 2022, which is between 120 and 90 days prior to the first anniversary of the 2021 Annual Meeting; provided, however, that in the event that the date of the 2022 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2021 Annual Meeting, such submission must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
Proposals that are not received in a timely manner will not be voted on at the applicable annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC.
All proposals and notices of intention to present proposals at the 2022 annual meeting should be addressed to Inhibrx, Inc., 11025 N. Torrey Pines Road, Suite 200, San Diego, California 92037, Attention: Corporate Secretary.
HOUSEHOLDING OF ANNUAL DISCLOSURE MATERIALS
We have adopted a procedure approved by the SEC called “householding” for stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials. In some instances, only one copy of the proxy materials is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
We will promptly deliver a separate copy of our Notice of Internet Availability or, if applicable, our proxy materials to you if you write to us at: Inhibrx, Inc., 11025 N. Torrey Pines Road, Suite 200, La Jolla, CA 92037, Attention: Corporate Secretary, or if you call us at 858-795-4210. If you want to receive your own set of our proxy materials in the future or, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.
OTHER MATTERS
The Company knows of no other business that will be presented at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors,

Leah Pollema
VP, General Counsel and Corporate Secretary
La Jolla, California
April 28, 2021

C/O P.O. BOX 8016, CARY, NC 27512-9903

Inhibrx, Inc.
Annual Meeting of Stockholders
For Stockholders on record as of April 08, 2021

TIME:     Monday, June 07, 2021 10:00 AM, Pacific Time
PLACE:     Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/INBX for more details.

This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Leah Pollema and Kelly Deck, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Inhibrx, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED
IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Inhibrx, Inc.
Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2

                     BOARD OF
DIRECTORS
PROPOSALS                             YOUR VOTE         RECOMMENDS
1. To elect one Class I director, nominated by our Board of Directors, to serve until our 2024 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.
FOR    WITHHOLD         FOR
1.01 Jon Faiz Kayyem, Ph.D.                     ☐     ☐

2. To ratify the appointment of BDO USA, LLP as our independent
registered public accounting firm for the fiscal year ending         FOR    AGAINST ABSTAIN     FOR
December 31, 2021                         ☐     ☐     ☐

Note: We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/INBX

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

__________________________________________________    _______________________________________________
Signature (and Title if applicable)        Date        Signature (if held jointly)            Date